Exhibit 99.2

W HOLDING COMPANY, INC.
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO
REPORTS A VERY STRONG INCREASE OF 52% IN NET INCOME
FOR THE FIRST QUARTER ENDED MARCH 31, 2004

Mayagüez, Puerto Rico, April 20, 2004. W HOLDING COMPANY, INC. (NYSE: “WHI”), the financial holding company of WESTERNBANK PUERTO RICO, reported today very strong results for the first quarter ended March 31, 2004.

W Holding reported a net income of $40.5 million or $0.32 earnings per basic common share ($0.31 on a diluted basis) for the first quarter ended March 31, 2004, as compared to a net income of $14.9 million or $0.10 earnings per basic and diluted common share for the same quarter in 2003, after giving effect to the three-for-two (3x2) stock split in the form of a stock dividend and a two percent (2%) stock dividend declared on November 4, 2003 and November 11, 2003, respectively, and distributed both on December 10, 2003. This is a very strong increase of $25.6 million or 172.16% over the prior year quarter. However, the $14.9 million net income reported for the three months ended March 31, 2003, was affected by a $15.7 million ($11.8 million net of tax) other-than-temporary charge to adjust to its fair value the Company’s investment in CBO’s and CLO’s as previously reported. Excluding this $15.7 million special charge ($11.8 million net of tax) for a more meaningful comparison against the 2004 first quarter results, net income for the first quarter of 2003 would have been $26.7 million or $0.21 earnings per basic and diluted common share (as adjusted), which when compared to the net income of $40.5 million for the first quarter of 2004 represents an increase of $13.8 million or a very strong 52% over the adjusted comparable quarter of 2003.

Quarter ended
March 31, 2003
(In millions)
Net income as reported	$14.9
Plus: Loss on CBO’s and CLO’s investment portfolio (net of tax) purchased in 1999 and 2000	11.8

Non-GAAP net income (excluding special charge)	$26.7

Increase over the adjusted comparable quarter ended March 31, 2003	52%

The return on assets (ROA) and the return on common stockholders’ equity (ROCE) for the first quarter ended March 31, 2004, were 1.37% and 29.36%, as compared to 0.70% and 11.87% reported for the same period in 2003, which were affected by the special charge referred to above. W Holding achieved this strong ROA notwithstanding the continued increase in total assets that the Company attained during the first quarter of 2004.

At March 31, 2004, driven by very strong increases in W Holding activities, total assets ended at $12.1 billion. Total assets grew $626.5 million or 5.44%, up from $11.5 billion at December 31, 2003. Loans receivable-net, grew by $270.7 million or 5.78%, resulting from the Company’s continued strategy of growing its loan portfolio through commercial real estate, asset-based and other commercial loans, as well as its consumer loan portfolios. Our investment portfolio, excluding short-term money market instruments, increased $201.0 million or 3.48%, from $5.8 billion at December 31, 2003, to $6.0 billion at March 31, 2004.

On a year to year basis, total assets grew $3.3 billion or 37.30% from $8.8 billion at March 31, 2003. Loans receivable-net, grew by $981.4 million or 24.71% from $4.0 billion as of March 31, 2003, while the investment portfolio, excluding short-term money market instruments, increased $1.8 billion or 43.85% from $4.1 billion for the same period.

Stockholders’ equity increased to $858.3 million as of March 31, 2004, compared to $828.5 million as of December 31, 2003. Such increase resulted from the net income of $40.5 million generated during the quarter ended March 31, 2004, partially offset by dividends paid during the quarter of $5.9 million and $6.8 million on our common and preferred stock, respectively, and a decrease of $700,000 in other comprehensive loss as a result of an improvement in the mark to market position of our portfolio of investment securities available for sale at March 31, 2004, when compared to December 31, 2003. The period-end number of common shares outstanding increased from 106,290,294 as of December 31, 2003 to 106,666,275 as of March 31, 2004, as a result of the conversion of 70,289 shares of the Company’s convertible preferred stock series A, into 160,507 shares of the Company’s common stock, and the issuance of 214,750 common shares from the exercise of stock options.

Commenting on the financial results of the Company, and more specifically those of its main subsidiary, Westernbank, Mr. Frank C. Stipes, Esq., Chairman of the Board, President and Chief Executive Officer of both companies, indicated to feel extremely satisfied with the results for the first quarter, as they are clearly indicative of the Bank’s strong and consistent performance in line with the forecasts for 2004, whereby the range of net income and the total asset base by year-end will be met as a consequence of the Company’s growth in market share, mainly as a consequence of the new branches and overall operations in the San Juan metroplex area. He anticipated the second quarter to be a stronger one as two of the Bank’s most important mega-branches are bound to be open, both in the core of the metroplex area of San Juan, averaging in size 9,000 square feet.

Mr. Stipes also mentioned to feel extremely proud and honored by the results published in the Wall Street Journal (Bryan-Low, Cassell. “Triumph of the Speculators.” 8 Mar. 2004, Sec. R1), whereby the Company was ranked among the “TOP GUNS” meaning the 20 best publicly-held performing companies to the benefit of their stockholders and investors, being the only Bank in such TOP GUNS listing and in what he called the “TITANS”, for being included in the strongest of all categories, that of 10 years of consecutive and accumulated benefits of its stockholders with an average of 50.1% per year in a decade, positioning the Company, or better said, the

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Bank as the best Company in its field that most benefits, value, and market appreciation has provided among all to its stockholders for well over a decade.

Net Interest Income

Net interest income for the first quarter ended March 31, 2004 was $71.2 million, a very solid increase of $21.6 million or 43.45%, from $49.6 million for the same period of last year. Average interest-earning assets for the first quarter of 2004 increased by $3.4 billion, compared to the same quarter in previous year, mainly driven by increases in the average loan portfolio of $977.0 million, particularly in the commercial real estate loans, other commercial loans and the consumer loan portfolios, and in the average investment portfolio which increased by $2.4 billion, primarily U.S. Government and agencies obligations. The average yield in interest-earning assets decreased from 5.16% for the three months ended March 31, 2003 to 4.74% for the comparable period of 2004. The decrease in the average yield was primarily due to a continued low interest rate environment affecting our loan repricing, primarily our commercial loan portfolio with floating rates and the reinvestment rates on matured and called securities, and lower rates on purchased securities. However, this decrease was more than offset by a decrease in our cost of funds during the period resulting in an increase in our net interest margin of 3 basis points.

We continue to administer our liability costs effectively, decreasing the overall cost of rates paid from 2.86% to 2.40% for the quarter ended March 31, 2004, when compared to the same period in 2003, while continuing to offer competitive rates completely offsetting our decrease in the yield of our interest earning assets. The strong growth in average interest-earning assets between both quarters was in part offset by an increase in the average interest-bearing liabilities of $3.1 billion or 40.45% from the year ago average. Interest-bearing deposits grew in average by $1.1 billion, while other borrowings in average (mainly federal funds bought and securities sold under agreements to repurchase) rose by $2.0 billion.

Net Interest Margin

Our net interest margin increased 3 basis points during the first quarter of 2004 to 2.51% from 2.48% in the first quarter of 2003 or an increase of 22 basis points on a tax equivalent basis from 2.74% to 2.96% for each period. On a linked quarterly comparison to the three months ended December 31, 2003, our net interest margin decreased by 13 basis points from 2.64% in the fourth quarter of 2003 to 2.51% in the first quarter of 2004, however, our net interest margin on a tax equivalent basis remained unchanged at 2.96% for both periods. The 13 basis points decrease in the linked quarter comparison before any tax effect is attributed to the Company’s increase in tax exempt securities in its investment portfolio.

Under a flat interest rate scenario for the next twelve month period, based on our asset and liability composition as of March 31, 2004, we estimate our net interest margin will remain relatively stable within a range of 2.52% to 2.58% during said period. Assuming an instantaneous 50 basis points decrease in the fed funds rate, we estimate our net interest margin will fluctuate within a range of 2.50% to 2.60% during said period. Assuming a 50 basis points increase in the fed funds rate, we estimate our net interest margin will fall slightly within a range of 2.43% to 2.49%. Furthermore, a 100 basis points increase in the fed funds rate will cause our net interest margin to decrease between a range of 2.32% to 2.48%. The lower and higher values of such range meaning the lowest and highest net interest margin for any given

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quarter within the said twelve month period, which on its own we see as unconsequential to our strong earnings forecast for 2004 and another example of the Company’s prudent asset/liability management and long term planning criteria.

Attached as Exhibits IIIa and IIIb are supplemental unaudited data schedules providing additional information on the net interest margin including average balances and average rates for both interest-earning assets and interest-bearing liabilities, as well as changes in volumes and rates for the periods presented.

Other Income

Other income increased $15.2 million for the three month period ended March 31, 2004, when compared to the same period in 2003. The primary reason for the increase was the $15.7 million other-than-temporary impairment charge recorded in the quarter ended March 31, 2003 to adjust to its fair value all the Company’s investment in CBO’s and CLO’s. Service charges on deposits accounts and other fees increased by $681,000 or 11.17%. The increase was mainly due to higher activity associated with charges on deposits accounts, other fees generated by our asset-based lending operation, insurance commissions earned by Westernbank Insurance Corp., a wholly-owned subsidiary of W Holding Company, Inc., and increases in other areas resulting from the Company’s overall growing volume of business.

Operating Expenses

Total operating expenses increased $4.4 million or 23.17% for the three-month period ended March 31, 2004, when compared to the corresponding period in 2003. Salaries and employees’ benefits, which is the largest component of total operating expenses, increased $789,000 or 9.44% for the first quarter of year 2004, as compared to the corresponding period in 2003. Such increase is attributed to the continued expansion of the Company, including increases in personnel, normal salary increases and related employee benefits. At March 31, 2004, the Company had 1,133 full-time employees, including its executive officers, an increase of 65 employees or 6.09%, since March 31, 2003.

Advertising expense increased by $1.2 million for the three months ended March 31, 2004, when compared to the same period in 2003. This increase is principally due to a new radio, newspaper and television campaign promoting Westernbank’s institutional image.

Operating expenses, other than the salaries and employees’ benefits, and advertising discussed above, increased $2.4 million or 25.19% for the first quarter of 2004, resulting primarily from costs associated with the Company’s strong growth and expansion in all of its business areas.

The Company continued its strict cost control measures, maintaining operating expenses at adequate levels, further evidenced by its efficiency ratio of 30.32% achieved for the first quarter of year 2004, compared to 34.73% achieved for the first quarter of 2003, well below management’s long term target of 40% to 42%.

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Asset Quality

W Holding asset quality continues to be strong and well over its peer group, as measured by our reserves to total loans, non-performing loans as a percentage of total loans and net-charge-offs to average loans. Also, credit quality overall continues to be very strong in spite of the present economic environment. Notwithstanding the Company’s aggressive market penetration, it continues to exercise conservative underwriting and sound, prudent and highly skilled management. W Holding is essentially a secured lender having 81% of its loan portfolio as of March 31, 2004 secured by real estate. The consumer loan portfolio, including the Expresso of Westernbank loan portfolio, had a total delinquency ratio, including the categories of 60 days and over of 1.10% at March 31, 2004, when compared to 1.06% for the comparable period in previous year. The commercial loan portfolio had a total delinquency ratio, including the categories of 60 days and over of 0.87% (less than 1%), when compared to 0.61% reported for the year ago period, very strong ratios by any standard. Our combined delinquency on all portfolios, including the categories of 60 days and over, continues to be below our benchmark of 1% for both periods, being 0.77% at March 31, 2004 and 0.76% at March 31, 2003.

The provision for possible loan losses amounted to $8.9 million for the quarter ended March 31, 2004, up from $6.2 million for the same period in the previous year, an increase of $2.7 million or 43.56%. The allowance for possible loan losses amounted to $66.7 million as of March 31, 2004. The increase in the provision for loan losses is attributable to the overall growth in the Company’s loan portfolio, particularly those of its commercial real estate loans portfolio and the loan portfolio of its asset-based lending division, Westernbank Business Credit, and the additional provision to cover the write-off experience of the loan portfolio of the Expresso of Westernbank division. On a year to year basis, the commercial real estate loan portfolio grew from $1.8 billion at March 31, 2003, to $2.4 billion at March 31, 2004, an increase of $585.6 million or 32.18%. Westernbank Business Credit loan portfolio grew to $703.3 million at March 31, 2004, an increase of $62.3 million or 9.71%, when compared to December 31, 2003, or an increase of $148.0 million or 26.60%, when compared to March 31, 2003. The Expresso of Westernbank loan portfolio decreased from $155.6 million at December 31, 2003 to $147.4 million at March 31, 2004, a decrease of $8.2 million or 5.27%. The decrease in the Expresso of Westernbank loan portfolio was mainly due to management’s strategy of stabilizing charge-offs as the division portfolio matures and average yields continue to increase. On a year to year basis, the Expresso of Westernbank loan portfolio increased by $9.2 million from $138.2 million at March 31, 2003 to $147.4 million at March 31, 2004. The average yields of Westernbank Business Credit and the Expresso of Westernbank loan portfolios were 5.00% and 18.77%, respectively, at March 31, 2004.

Non-performing loans stand at $33.1 million or 0.66% (less than 1%) of the Bank’s loan portfolio at March 31, 2004, unchanged on a percentage basis from the 0.66% reported at December 31, 2003. In absolute amounts, non-performing loans only increased by $2.0 million, from $31.2 million as of December 31, 2003. Excluding real estate loans, these ratios were 0.04% and 0.03% at March 31, 2004 and December 31, 2003, respectively. This slight increase in non-performing loans primarily comes from the Company’s commercial and regular consumer loan portfolios. Non-performing loans on the commercial loan portfolio increased by $1.1 million, when compared to December 31, 2003. This increase is mostly attributed to one commercial loan with a principal balance of $2.4 million, which is collateralized by real estate. At March 31, 2004, this loan had a specific valuation allowance of $1.5 million. At March 31, 2004, the allowance for possible loan losses was 201.24% of total non-performing loans (reserve

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coverage), an improvement from the 197.17% reported at December 31, 2003. This is translated into $2.01 in reserves for every non-performing dollar in our books, a two to one ratio. Moreover, of the total allowance of $66.7 million, $8.2 million is our estimated allowance for specific reserved loans and the remaining $58.4 million is for our general and unallocated reserves.

Net charge-offs in the first quarter of 2004 were $3.9 million or 0.32% (annualized) to average loans, compared to $1.9 million or 0.19% to average loans for the same period in 2003, an increase of $2.0 million, when compared to the same period in 2003, but still very low charge-off ratios for both periods compared to our peers. The increase was primarily due to loans charged-off in the ordinary course of business in our consumer loan portfolio. The increase in consumer loans charged-off for the quarter ended March 31, 2004, was principally due, as we expected, to loans charged-off by the Expresso of Westernbank division, which amounted to $3.4 million for the three months ended March 31, 2004. The delinquency ratio on the Expresso of Westernbank division portfolio at March 31, 2004, was 2.01%, including the categories of 60 days and over. These ratios are slightly above management’s estimates and accordingly, management is further emphasizing an increase in the overall yield charged for such loans, continuously revising its underwriting policies as well as increasing the level of collateralized loans, to compensate for such higher delinquencies. The loan portfolio of Expresso of Westernbank collateralized by real estate at March 31, 2004, account for 9% of the outstanding balance. The objective is to have approximately 10% of the Expresso loan portfolio collateralized by real estate, and is soon to be achieved.

Total Loans, Investments and Deposits

Loans receivable-net, grew 5.78% to $5.0 billion at March 31, 2004, compared to $4.7 billion at December 31, 2003, and 24.71% compared to $4.0 billion at March 31, 2003. These increases reflect the Company’s emphasis on continued growth in its loan portfolio through commercial real estate, asset-based, consumer and construction lending. As a result, the portfolio of real estate loans secured by first mortgages, increased from $2.8 billion as of March 31, 2003, to $3.4 billion as of December 31, 2003, further increasing to $3.5 billion as of March 31, 2004, an increase of $699.6 million or 24.78% on a year to year basis and $165.0 million or 4.91%, when compared to December 31, 2003. Commercial real estate loans secured by first mortgages increased from $1.8 billion as of March 31, 2003, to $2.3 billion as of December 31, 2003, to $2.4 billion as of March 31, 2004, an increase of $586.5 million or 32.18% on a year to year basis and $136.0 million or 5.99%, when compared to December 31, 2003. Other loans portfolio, including commercial loans not collateralized by real estate, consumer loans (including the Expresso of Westernbank loans portfolio), loans on deposits and credit cards, increased from $1.2 billion as of March 31, 2003, to $1.4 billion as of December 31, 2003, further increasing to $1.5 billion as of March 31, 2004, an increase of $297.1 million or 24.74% on a year to year basis and $111.0 million or 8.00%, when compared to December 31, 2003. The unsecured portion of the Expresso of Westernbank loan portfolio decreased slightly from $128.9 million to $126.6 million as management has sought to stabilize charge offs as the portfolio matures and average yields continue to increase. Attached as Exhibit IV is a supplemented unaudited data schedule providing additional information on W Holding loan portfolio.

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W Holding investment portfolio, excluding short-term money market instruments, stands at $6.0 billion at March 31, 2004, growing $201.0 million or 3.48% in comparison to December 31, 2003. Such growth is primarily focused on securities guaranteed by the United States Government, accounting for 80.28% of our investment portfolio as of March 31, 2004. The investment portfolio at March 31, 2004, had an average contractual maturity of 62 months. The Company’s interest rate risk model, takes into consideration the callable feature of certain investment securities. Given the present interest rate scenario, and taking into consideration the callable features of these securities, the investment portfolio as of March 31, 2004, had a remaining average maturity of 9 months. However, no assurance can be given that such levels will be maintained in future periods.

As of March 31, 2004, total deposits reached $5.7 billion, from $5.4 billion at December 31, 2003, representing an increase of $331.1 million or 6.15%, while federal funds bought and securities sold under agreements to repurchase increased to $5.3 billion from $5.0 billion at December 31, 2003, an increase of $275.1 million or 5.45%, in order to fund W Holding strong loans-net growth of 5.78%, investments growth of 3.48%, and total assets growth of 5.44%.

This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited, to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop.

W HOLDING COMPANY, INC. is one of the three largest public financial holding companies and banks headquartered in Puerto Rico, based on total assets. WESTERNBANK PUERTO RICO, operates throughout Puerto Rico 51 full fledged branches, including 33 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, and 11 at the San Juan Metropolitan area of Puerto Rico. W HOLDING COMPANY, INC. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.

Messrs. Frank C. Stipes, Freddy Maldonado and Ricardo Hernandez, Chief Executive Officer, Chief Financial Officer and the Company’s Comptroller, respectively, will discuss W HOLDING’s first quarter results via teleconference on April 21, 2004 at 10:30 AM (EST). Please register at https://ww4.premconf.com/PremCallAudRSVP?PPass=432126. You will be assigned a Personal Identification Number (PIN) that should be used in order to join the conference. Conference dial-in numbers: Toll Free: 800-214-0694 or 1-719-955-1425, if you can’t dial in with the toll-free number. Conference passcode: 432126

You may also contact any of the above officers at (787) 834-8000; or via internet at westernbank@wbpr.com or URL:http://www.w-holding.com

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EXHIBIT I

W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	For The Three Months Ended
	March 31, 2004	March 31, 2003
	(Dollars in thousands, except per share data)
Income Statement Data
Interest income:
Loans, including loan fees	$73,273	$63,418
Investment securities	47,419	28,584
Mortgage-backed securities	10,242	8,746
Money market instruments	3,473	2,600

Total interest income	134,407	103,348

Interest expense:
Deposits (1)	31,459	29,048
Federal funds bought and securities sold under agreements to repurchase	30,345	23,134
Advances from FHLB	1,397	1,529

Total interest expense	63,201	53,711

Net interest income	71,206	49,637
Provision for loan losses	8,941	6,228

Net interest income after provision for loan losses	62,265	43,409

Other income (loss):
Service charges on deposit accounts and other fees	6,778	6,097
Unrealized gain on derivative instruments	130	49
Net gain (loss) on sales and valuation of loans, securities, and other assets	—	(14,444)

Total other income (loss), net	6,908	(8,298)

Total net interest income and other income	69,173	35,111

Operating expenses:
Salaries and employees’ benefits	9,144	8,355
Equipment	2,297	2,116
Occupancy	1,661	1,669
Advertising	2,466	1,229
Printing, postage, stationery, and supplies	799	932
Telephone	589	571
Other	6,691	4,327

Total operating expenses	23,647	19,199
Income before provision for income taxes	45,526	15,912

Provision for income taxes:
Current	6,870	6,324
Deferred	(1,838)	(5,291)

Total provision for income taxes	5,032	1,033

Net income	$40,494	$14,879

Net income attributable to common stockholders	$33,719	$10,814

Basic earnings per common share	$0.32	$0.10	(2)

Diluted earnings per common share	$0.31	$0.10	(2)

Cash dividends declared per common share (3)	$0.05	$0.04	(2)

Period end number of common shares outstanding	106,666,275	104,606,767	(2)

Weighted average number of common shares outstanding	106,493,164	104,573,439	(2)

Weighted average number of common shares outstanding on a fully diluted basis	111,634,014	109,249,560	(2)

Cash dividends declared on common shares	$5,864	$4,329

Preferred stock dividends	$6,775	$4,065

(1)	Certain reclassifications have been made to prior year quarter to conform with current quarter presentation.

(2)	Adjusted to reflect the three-for-two stock split in the form of a stock dividend and a 2% stock dividend on our common stock declared on November 4, 2003 and November 11, 2003, respectively, and distributed both on December 10, 2003.

(3)	Cash dividend amounts in the table are rounded.

EXHIBIT II

W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

Balance Sheet Data	March 31, 2004	December 31, 2003	March 31, 2003
	(In thousands)
At Period End
Cash and due from banks	$86,378	$92,811	$77,154
Fed funds sold and securities purchased under agreements to resell	799,320	649,852	367,727
Interest-bearing deposits in banks	44,130	37,767	22,784
Investment securities available for sale, at fair value	42,603	55,080	97,940
Investment securities held to maturity at amortized cost	5,937,163	5,723,710	4,058,925
FHLB stock, at cost	39,250	39,750	39,807
Mortgage loans held for sale, at lower of cost or fair value	3,405	2,555	4,423
Loans-net	4,953,852	4,683,118	3,972,405
Accrued interest receivable	70,857	75,567	45,581
Premises and equipment	105,088	103,370	95,594
Deferred income taxes, net	26,741	24,910	21,641
Other assets	37,154	30,950	42,271

Total Assets	$12,145,941	$11,519,440	$8,846,252

Deposits	$5,716,595	$5,385,476	$4,536,091
Federal funds bought and securities sold under agreements to repurchase	5,321,148	5,046,045	3,499,933
Advances from FHLB	136,000	146,000	120,000
Mortgage note	37,144	37,234	37,724
Other liabilities	76,797	76,176	61,561

Total Liabilities	11,287,684	10,690,931	8,255,309

Stockholders’ equity	858,257	828,509	590,943

Total Liabilities and Stockholders’ Equity	$12,145,941	$11,519,440	$8,846,252

	Quarterly Averages (1)
Average Balances	March 31, 2004	March 31, 2003
	(In thousands)
Cash and due from banks	$89,595	$76,617
Fed funds sold and securities purchased under agreements to resell	724,586	413,437
Interest-bearing deposits in banks	40,949	20,121
Investment securities available for sale	48,841	129,414
Investment securities held to maturity	5,830,437	3,779,991
FHLB stock	39,500	41,564
Mortgage loans held for sale, at lower of cost or fair value	2,980	5,935
Loans-net	4,818,485	3,863,381
Accrued interest receivable	73,212	46,117
Premises and equipment	104,229	95,902
Deferred income taxes, net	25,825	18,984
Other assets	34,052	34,202

Total Assets	$11,832,691	$8,525,665

Deposits	$5,551,035	$4,417,418
Federal funds bought and securities sold under agreements to repurchase	5,183,597	3,298,637
Advances from FHLB	141,000	120,000
Mortgage note	37,189	37,773
Other liabilities	76,487	63,991

Total Liabilities	10,989,308	7,937,819

Stockholders’ equity	843,383	587,846

Total Liabilities and Stockholders’ Equity	$11,832,691	$8,525,665

(1)	Averages have been computed using beginning and period-end balances.

EXHIBIT III a

W HOLDING COMPANY, INC.
YIELDS EARNED AND RATES PAID
THREE MONTHS ENDED MARCH 31,
(UNAUDITED)

	2004				2003
		Average		Average		Average		Average
	Interest	balance	(1)	Yield/Rate	Interest	balance	(1)	Yield/Rate
	(Dollars in Thousands)
Normal spread:
Interest-earning assets:
Loans, including loan fees (2)	$73,273	$4,856,129		6.12%	$63,418	$3,879,192		6.63%
Mortgage and asset- backed securities (3)	10,242	1,022,886		4.06%	8,750	809,023		4.39%
Investment securities (4)	47,419	4,962,431		3.88%	28,580	2,973,453		3.90%
Money market instruments	3,473	670,126		2.10%	2,600	457,773		2.30%

Total	134,407	11,511,572		4.74%	103,348	8,119,441		5.16%

Interest-bearing liabilities:
Deposits (5)	31,459	5,463,374		2.34%	29,048	4,337,684		2.72%
Federal funds bought and securities sold under agreements to repurchase	30,345	5,115,918		2.41%	23,134	3,154,865		2.97%
Advances from FHLB	1,397	112,473		5.04%	1,529	120,000		5.17%

Total	63,201	10,691,765		2.40%	53,711	7,612,549		2.86%

Net interest income	$71,206				$49,637

Interest rate spread				2.34%				2.30%

Net interest-earning assets		$819,807				$506,892

Net yield on interest-earning assets (6)				2.51%				2.48%

Interest-earning assets to interest-bearing liabilities ratio		107.67%				106.66%

Tax equivalent spread:
Interest-earning assets	$134,407	$11,511,572		4.74%	$103,348	$8,119,441		5.16%
Tax equivalent adjustment	12,723	—		0.44%	5,173	—		0.26%

Interest-earning assets - tax equivalent	147,130	11,511,572		5.18%	108,521	8,119,441		5.42%

Interest-bearing liabilities	63,201	10,691,765		2.40%	53,711	7,612,549		2.86%

Net interest income	$83,929				$54,810

Interest rate spread				2.78%				2.56%

Net yield on interest - earning assets (6)				2.96%				2.74%

(1)	Average balance on interest-earning assets and interest-bearing liabilities is computed using daily monthly average balances during the periods.

(2)	Average loans exclude non-performing loans. Loans fees amounted to $2.5 million and $1.2 million for the three-month periods ended March 31, 2004 and 2003, respectively.

(3)	Includes mortgage-backed securities available for sale and trading securities.

(4)	Includes trading account securities and investments available for sale.

(5)	Certain reclassification have been made to prior year quarter to conform with current quarter presentation.

(6)	Net interest income divided by average interest-earning assets.

EXHIBIT III b

W HOLDING COMPANY, INC.
CHANGES IN YIELDS EARNED AND RATES PAID
(UNAUDITED)

	Three months ended March 31,
	2004 vs. 2003
	Volume	Rate	Total
	(In thousands)
Interest income:
Loans	$14,198	$(4,343)	$9,855
Mortgage and asset-backed securities (1)	2,074	(578)	1,496
Investment securities (2)	19,005	(170)	18,835
Money market instruments	1,076	(203)	873

Total increase (decrease) in interest income	36,353	(5,294)	31,059

Interest expense:
Deposits (3)	5,241	(2,830)	2,411
Federal funds bought and securities sold under agreements to repurchase	10,413	(3,202)	7,211
Advances from FHLB	(94)	(38)	(132)

Total increase (decrease) in interest expense	15,560	(6,070)	9,490

Increase (decrease) in net interest income	$20,793	$776	$21,569

(1)	Includes mortgage-backed securities available for sale and trading securities.

(2)	Includes investments available for sale.

(3)	Certain reclassifications have been made to prior year quarter to conform with current quarter presentation.

EXHIBIT IV

W HOLDING COMPANY, INC.
LOAN RECEIVABLE-NET
(UNAUDITED)

	March 31,	December 31,	March 31,
	2004	2003	2003
	(In thousands)
REAL ESTATE LOANS SECURED BY FIRST MORTGAGES:
Commercial real estate	$2,405,417	$2,269,380	$1,819,865
Conventional:
One-to-four family residences	898,429	873,345	798,053
Other properties	2,055	2,233	2,720
Construction and land acquisition	213,775	207,593	195,096
Insured or guaranteed — Federal Housing Administration, Veterans Administration, and others	16,726	19,117	20,833

Total	3,536,402	3,371,668	2,836,567

Plus (less):
Undisbursed portion of loans in process	(4,959)	(4,993)	(4,716)
Premium on loans purchased — net	933	1,016	1,373
Deferred loan fees — net	(9,501)	(9,615)	(9,975)

Total	(13,527)	(13,592)	(13,318)

Real estate loans — net	3,522,875	3,358,076	2,823,249

OTHER LOANS:
Commercial loans	645,293	526,105	429,053
Loans on deposits	29,036	30,805	32,099
Credit cards	53,542	54,832	56,414
Consumer loans	772,493	777,573	684,391
Plus (less):
Premium on loans purchased — net	2,045	2,281	2,989
Deferred loan fees — net	(4,735)	(4,946)	(4,336)

Other loans — net	1,497,674	1,386,650	1,200,610

TOTAL LOANS	5,020,549	4,744,726	4,023,859
ALLOWANCE FOR LOAN LOSSES	(66,660)	(61,608)	(51,454)

LOANS — NET	$4,953,889	$4,683,118	$3,972,405

EXHIBIT V

W HOLDING COMPANY, INC.
NON-PERFORMING LOANS AND FORECLOSED
REAL ESTATE HELD FOR SALE
(UNAUDITED)

	March 31, 2004	December 31, 2003	March 31, 2003
	(Dollars in thousands)
Residential real estate mortgage and construction loans	$1,906	$2,259	$2,220
Commercial, industrial and agricultural loans	25,210	24,142	17,503
Consumer loans	6,009	4,845	5,940

Total non-performing loans	33,125	31,246	25,663
Foreclosed real estate held for sale	3,951	4,082	3,490

Total non-performing loans and foreclosed real estate held for sale	$37,076	$35,328	$29,153

Interest that would have been recorded if the loans had not been classified as non-performing	$2,802	$2,500	$1,602

Interest recorded on non-performing loans	$41	$583	$82

Total non-performing loans as a percentage of loans receivable (1)	0.66%	0.66%	0.64%

Total non-performing loans and foreclosed real estate held for sale as a percentage of total assets (2)	0.31%	0.31%	0.33%

(1)	Computed using end of period loans.

(2)	Computed using end of period assets.

EXHIBIT VI

W HOLDING COMPANY, INC.
CHANGES IN ALLOWANCE FOR LOAN LOSSES
(UNAUDITED)

	March 31, 2004		December 31, 2003	March 31, 2003
	(Dollars in thousands)
Balance, beginning of year	$61,608		$47,114	$47,114
Loans charged-off:
Consumer loans (1)	4,362		12,203	1,970
Commercial, industrial and agricultural loans	201		2,479	161
Real estate-mortgage and construction loans	47		184	63

Total loans charged-off	4,610		14,866	2,194

Recoveries of loans previously charged-off:
Consumer loans	647		799	130
Commercial, industrial and agricultural loans	68		1,141	86
Real estate-mortgage and construction loans	6		372	90

Total recoveries of loans previously charged-off	721		2,312	306

Net loans charged-off	3,889		12,554	1,888
Provision for loan losses	8,941		27,048	6,228

Balance, end of period	$66,660		$61,608	$51,454

Ratios:
Allowance for loan losses to total end of period loans	1.33%		1.30%	1.28%
Provision for loan losses to net loans charged-off	229.90%		215.45%	329.87%
Recoveries of loans to loans charged-off in previous period	19.40	%(2)	29.03%	15.32	%(2)
Net loans charged-off to average loans (3)	0.32	%(2)	0.29%	0.19	%(2)
Allowance for loan losses to non-performing loans	201.24%		197.17%	200.49%

(1)	Includes $3.4 million and $804,000 of Expresso of Westernbank loans charged-offs for the three-month periods ended March 31, 2004 and March 31, 2003, respectively, and $7.9 million for the year ended December 3, 2003.

(2)	Net loans charged-offs ratios are annualized for comparison purposes.

(3)	Average loans were computed using beginning and ending balances.

EXHIBIT VII

W HOLDING COMPANY, INC.
SELECTED FINANCIAL RATIOS
(UNAUDITED)

	Three months ended		Year ended
	March 31,		December 31,
	2004	2003	2003
	(Dollars in thousands, except share data)
Per share data:
Dividend payout ratio	17.39%	21.05%	19.97%
Book value per common share	$4.45	$3.52 (2)	$4.17
Preferred stock outstanding at end of period	15,325,456	8,926,829	15,395,745
Preferred stock equity at end of period	$383,136	$223,171	$384,894
Performance ratios:
Return on average assets (1)	1.37%	0.70%	1.15%
Return on average common stockholders’ equity (1)	29.36%	11.87%	22.79%
Efficiency ratio	30.32%	34.45%	31.75%
Operating expenses to end-of-period assets	0.78%	0.87%	0.74%
Capital ratios:
Total capital to risk-weighted assets	14.76%	13.62%	14.87%
Tier I capital to risk-weighted assets	13.84%	12.69%	13.98%
Tier I capital to average assets	7.32%	7.21%	7.22%
Equity-to-assets ratio	7.07%	6.68%	7.19%
Other selected data:
Total trust assets managed	346,383	262,043	326,527
Branch offices	51	51	51
Number of employees	1,133	1,068	1,092

(1)	The return on average assets is computed by dividing net income by average total assets for the period. The return on average common stockholders’ equity is computed by dividing net income less preferred stock dividends by average common stockholders’ equity.

(2)	Adjusted to reflect the tree-for-two stock split in the form of a stock dividend and a 2% stock dividend on our common stock declared on November 4, 2003 and November 11, 2003, respectively, and distributed both on December 10, 2003.